[ERNST AND YOUNG LLP LETTERHEAD]





Exhibit 16 to Form 8-K


July 12, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 15, 1996, of Finishmaster, Inc. and are in agreement with the statements contained in paragraph 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                       /s/ Ernst & Young LLP